Exhibit 99.8

Second Amended and Restated VMTP Purchase Agreement

Pioneer Municipal High Income Advantage Fund, Inc.

and

Wells Fargo Municipal Capital Strategies, LLC

April 21, 2021

TABLE OF CONTENTS

SCHEDULE 1	Schedule-1
EXHIBIT A:	FORMS OF OPINIONS AND LETTERS OF COUNSEL FOR THE FUND	A
EXHIBIT A-1:	FORM OF CORPORATE AND 1940 ACT OPINION	A-1
EXHIBIT A-2:	FORM OF TAX OPINION	A-2
EXHIBIT A-3	FORM OF NEGATIVE ASSURANCE LETTER	A-3
EXHIBIT B:	ELIGIBLE ASSETS	B
EXHIBIT C:	TRANSFEREE CERTIFICATE	C
EXHIBIT D:	INFORMATION TO BE PROVIDED BY THE FUND	D
EXHIBIT E:	CAPITALIZATION	E
ANNEX A	ADDITIONAL REPRESENTATIONS AND WARRANTIES	Annex

iii

SECOND AMENDED AND RESTATED VMTP PURCHASE AGREEMENT dated as of April 21, 2021 (the “Agreement”) between PIONEER MUNICIPAL HIGH INCOME ADVANTAGE FUND, INC. (formerly, Pioneer Municipal High Income Advantage Trust), a closed-end fund organized as a Maryland corporation (the “Fund”) and WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, a wholly-owned subsidiary of Wells Fargo Bank, National Association, organized and existing under the laws of Delaware, including its successors by merger or operation of law (“Wells Fargo” or the “Closing Date Purchaser”).

WHEREAS, the Fund, Wells Fargo, and WFC Holdings LLC were parties to that certain VMTP Purchase Agreement dated as of February 16, 2018 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Original VMTP Purchase Agreement”);

WHEREAS, the Fund and Wells Fargo, being the 100% holder of the VMTP Shares having acquired any interest in the shares originally held by WFC Holdings LLC, entered into an amended and restated VMTP Purchase Agreement dated as of February 16, 2021 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “First Amended and Restated VMTP Purchase Agreement”);

WHEREAS, prior to April 21, 2021, the Fund was organized as a Delaware statutory trust and on April 21, 2021, the Fund reincorporated as a Maryland corporation and in connection therewith changed its name from Pioneer Municipal High Income Advantage Trust to Pioneer Municipal High Income Advantage Fund, Inc.;

WHEREAS, the Fund and Wells Fargo desire to amend and restate in its entirety the First Amended and Restated VMTP Purchase Agreement to reflect the Fund’s reincorporation as a Maryland corporation;

WHEREAS, (i) the Fund issued and sold to the Closing Date Purchasers (as defined in the Original VMTP Purchase Agreement), in exchange for the Purchase Price (as defined therein) 1,600 Variable Rate MuniFund Term Preferred Shares, Series 2021, par value $0.01 per share and liquidation preference $100,000 per share (the “Initial VMTP Shares” and, collectively, together with the Additional VMTP Shares, the “VMTP Shares”), to be conducted on the terms and subject to the conditions set forth in this Agreement, and (ii) the Fund issued and sold to Wells Fargo, in exchange for the Additional Purchase Price (as defined in the First Amended and Restated VMTP Purchase Agreement) 200 Variable Rate MuniFund Term Preferred Shares, Series 2021, par value $0.01 per share and liquidation preference $100,000 per share (the “Additional VMTP Shares”), to be conducted on the terms and subject to the conditions set forth in this Agreement, and Wells Fargo agreed to accept the Purchase of the Additional VMTP Shares in connection with the First Amended and Restated VMTP Purchase Agreement and the Initial VMTP Shares issued in connection with the Original VMTP Purchase Agreement;

WHEREAS, the Purchase Price (as defined in the Original VMTP Purchase Agreement) was applied to refinance and redeem up to all of the Fund’s previously issued auction preferred shares and for general business purposes, including the purchase of investment securities and the Additional Purchase Price (as in the First Amended and Restated VMTP Purchase Agreement) was applied for general business purposes, including the purchase of investment securities;

WHEREAS, in connection with the Purchase in the Original VMTP Purchase Agreement, Wells Fargo, together with its affiliate (WFC Holdings LLC) delivered a payment of $160,000,000 to the Fund in exchange for 1,600 VMTP Shares and in connection with the Additional Purchase Wells Fargo delivered a payment of $20,000,000 to the Fund in exchange for the 200 Additional VMTP Shares;

WHEREAS, as an inducement to the Closing Date Purchaser to purchase the VMTP Shares, the Fund now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and the VMTP Shares;

WHEREAS, as an inducement to the Fund to issue and sell the VMTP Shares, the Closing Date Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Closing Date Purchaser and the VMTP Shares;

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Additional Amount Payment” has the meaning set forth in the Articles.

“Additional VMTP Shares” has the meaning set forth in the recitals to this Agreement.

“Agent Member” has the meaning set forth in the Articles.

“Agreement” means this Second Amended and Restated VMTP Purchase Agreement, dated as of April 21, 2021, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, which amends and restates that certain VMTP Purchase Agreement, dated as of February 16, 2018, and that certain First Amended and Restated VMTP Purchase Agreement, dated as of February 16, 2021.

“Amundi US Persons” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a redemption or purchase of the VMTP Shares which are to be cancelled within ten (10) days of purchase by the Fund).

“Applicable Spread” has the meaning set forth in the Articles.

“Articles” means the Articles Supplementary of the Fund with respect to the Variable Rate MuniFund Term Preferred Shares, effective as of April 21, 2021, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Asset Coverage” has the meaning set forth in the Articles.

“Below Investment Grade” means any obligation, the highest rating for which from any of Moody’s, S&P, Fitch and, in their absence, any other NRSRO is:

(a) lower than Baa3 or its equivalent (or unrated or with rating withdrawn), in the case of Moody’s;

(b) lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of S&P;

(c) lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of Fitch; and

(d) in the event that none of Moody’s, S&P or Fitch is then rating such obligation, lower than an equivalent long-term credit rating to those set forth in clauses (a) – (c), in the case of any other NRSRO; provided that any obligation that is unrated or has had its rating withdrawn by all of Moody’s, S&P, Fitch and any other NRSRO shall also be “Below Investment Grade.”

“Board of Directors” has the meaning set forth in the Articles.

“Business Day” has the meaning set forth in the Articles.

“By-Laws” has the meaning set forth in the Articles.

“Charter” has the meaning set forth in the Articles.

“Closed-End Funds” has the meaning set forth in Section 2.1(b) of this Agreement.

“Closing Date Purchaser” has the meaning set forth in the preamble to this Agreement.

“Code” has the meaning set forth in the Articles.

“Common Shares” has the meaning set forth in the Articles.

“Custodian” has the meaning set forth in the Articles.

“Date of Original Issue”, with respect to the VMTP Shares, means the date on which the Fund initially issued such VMTP Shares.

“Defeased Securities” means a security for which cash, cash equivalents or other eligible property has been pledged in an amount sufficient to make all required payments on such security to and including maturity (including any accelerated maturity pursuant to a permitted redemption), in accordance with the instrument governing the issuance of such security.

“Deposit Securities” has the meaning set forth in the Articles.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Designated Owner” means a Person in whose name VMTP Shares of any Series are recorded as beneficial owner of such VMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be.

“Dividend Payment Date” has the meaning set forth in the Articles.

“Dividend Rate” has the meaning set forth in the Articles.

“Due Diligence Request” means the due diligence request letter from Chapman & Cutler LLP dated January 5, 2018, as brought down in a due diligence call conducted between the parties in preparation for the entrance into this Amended and Restated VMTP Purchase Agreement.

“Effective Date” means the date on which the Purchase is effected subject to the satisfaction or waiver of the conditions specified in Article III.

“Effective Leverage Ratio” has the meaning set forth in the Articles.

“Electronic Means” has the meaning set forth in the Articles.

“Eligible Assets” means the instruments listed in Exhibit B to this Agreement, which may be amended from time to time with the prior written consent of Wells Fargo, in which the Fund may invest.

“Failure” has the meaning set forth in Section 2.3.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Failure has occurred and is continuing.

“Fitch” means Fitch Ratings, a part of the Fitch Group, or any successor or successors thereto.

“Fitch Guidelines” means the guidelines, as may be amended from time to time, in connection with Fitch’s ratings of the VMTP Shares.

“Force Majeure Exception” means any failure or delay in the performance of the Fund’s reporting obligation pursuant to Section 2.3 arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action. The Fund shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Holder” has the meaning set forth in the Articles.

The word “including” means “including without limitation.”

“Indemnified Persons” means, Wells Fargo and their respective affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Fund under Section 7.3.

“Investment Adviser” means Amundi Asset Management US, Inc. (“Amundi US”) (formerly, Amundi Pioneer Asset Management, Inc.), or any successor company or entity.

“Investment Grade” means:

(A) any obligation (other than the VMTP Shares), the highest rating for which from any of Moody’s, S&P, Fitch and, in their absence, any other NRSRO is:

(a) higher than Ba1 or its equivalent, in the case of Moody’s;

(b) higher than BB+ or its equivalent, in the case of S&P;

(c) higher than BB+ or its equivalent, in the case of Fitch; and

(d) in the event that none of Moody’s, S&P or Fitch is then rating such obligation, higher than an equivalent long-term credit rating to those set forth in clauses (a) – (c), in the case of any other NRSRO; and

(B) in respect of the VMTP Shares, the rating from Fitch, that is higher than BB+ or its equivalent.

“Liquidation Preference” means, with respect to a given number of VMTP Shares, $100,000 times that number.

“Low Investment Grade” means any obligation, the highest rating for which from any of Moody’s, S&P and Fitch and, in their absence, any other NRSRO is:

(e) lower than A2 but higher than Ba1 or its equivalent, in the case of Moody’s;

(f) lower than A but higher than BB+ or its equivalent, in the case of S&P;

(g) lower than A but higher than BB+ or its equivalent, in the case of Fitch; and

(h) in the event that none of Moody’s, S&P or Fitch is then rating such obligation, lower than an equivalent long-term credit rating to those set forth in clauses (a) – (c), in the case of any other NRSRO.

“Majority Participants” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

“Managed Assets” means the total assets of the Fund (including any assets attributable to leverage that may be outstanding), minus the sum of accrued liabilities (including liabilities representing financial leverage (including without limitation, tender option bond floaters and preferred stock)).

“Market Value” has the meaning set forth in the Articles.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“1940 Act” means the Investment Company Act of 1940, as amended.

“NRSRO” has the meaning set forth in the Articles.

“Offering Memorandum” means the Amended and Restated Offering Memorandum of the Fund relating to the offering and sale of the VMTP Shares, dated on or about April 21, 2021, as the same may be amended, revised or supplemented from time to time.

“Optional Redemption Premium” has the meaning set forth in the Articles.

The word “or” is used in its inclusive sense.

“Original VMTP Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the VMTP Shares pursuant to the request of the Fund.

“Other Rating Agency Guidelines” means the guidelines, if any, provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of the VMTP Shares.

“Outstanding” has the meaning set forth in the Articles.

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Fund, an amount equal to the sum of (without duplication):

(a) for investments (excluding pre-refunded securities) of the Fund rated below BBB- (or the equivalent): the Market Value of such investments in excess of 20.0%;

(b) for investments (excluding pre-refunded securities) of the Fund that are unrated by any of Fitch, Moody’s or S&P: the Market Value of such investments in excess of 10.0%;

(c) for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated at least BBB- (or the equivalent): the Market Value of such investments in excess of 12.0%;

(d) for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated below BBB- (or the equivalent): the Market Value of such investments in excess of 4.0%;

(e) for investments (excluding pre-refunded securities) of the Fund that constitute exempt interest obligations backed primarily by payments from tobacco companies: the Market Value of such investments in excess of 10.0%;

(f) for investments (excluding pre-refunded securities) of the Fund in a single state or territory: the Market Value of such investments in excess of 25.0%; and

(g) investments (excluding pre-refunded securities) of the Fund rated Low Investment Grade: the Market Value of such investments in excess of 50% of the Market Value of the Fund’s total assets;

in each case, as a percentage of the Market Value of the Fund’s Managed Assets.

The rating of any investment (e.g., AA (or the equivalent)) used in determining the Overconcentration Amount shall be (a) the rating assigned to such investment if rated by only one of Fitch, Moody’s and S&P, (b) the higher of the ratings assigned to such investment if rated by any two of Fitch, Moody’s and S&P, (c) the highest rating assigned to such investment if rated by all three of Fitch, Moody’s and S&P, or (d) the equivalent rating based on the Fund’s internal credit due diligence, if not rated by any of Fitch, Moody’s and S&P.

“Person” has the meaning set forth in the Articles.

“Preferred Shares” has the meaning set forth in the Articles.

“Purchase” has the meaning set forth in the preamble to this Agreement.

“Purchase Price” means, with respect to the Additional VMTP Shares U.S.$20,000,000.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Period” has the meaning set forth in the Articles.

“Rating Agency” means Fitch (if Fitch is then rating the VMTP Shares), and any Other Rating Agency.

“Rating Agency Guidelines” means the Fitch Guidelines, and any Other Rating Agency Guidelines as they exist from time to time.

“Redemption and Paying Agent” means The Bank of New York Mellon, or with the prior written consent of Wells Fargo (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VMTP Shares.

“Registration Rights Agreement” means the amended and restated registration rights agreement entered into between the Fund and Wells Fargo with respect to the VMTP Shares.

“Registration Rights Failure” means any (i) failure by the Fund to file a Registration Statement with the Securities and Exchange Commission relating to such of the Registrable Securities (as defined in the Registration Rights Agreement, but excluding any that are properly excluded pursuant to Section 3.3(c) or (d) of the Registration Rights Agreement) which the Fund has been properly requested to register under Section 3.1 of the Registration Rights Agreement as soon as practicable using commercially reasonable efforts but in any event within forty-five (45) calendar days (or, if the forty-fifth calendar day shall not be a Business Day, the next succeeding Business Day) of the later of (a) the date on which the holders of such Registrable Securities are required to give written notice to the Fund of their intent to register such Registrable Securities pursuant to Section 3.1 of the Registration Rights Agreement or (b) if properly exercised by the Fund, the end of any deferral period specified in accordance with the provisions of Section 3.2 of the Registration Rights Agreement, or (ii) failure by the Fund to reply to any written comments on such Registration Statement received by the Fund from the staff of the Securities and Exchange Commission (it being understood that the reply referenced herein shall not require the Fund to accept or agree with any comment, in whole or in part) within forty-five (45) calendar days (or, if the forty-fifth (45th) calendar day shall not be a Business Day, the next succeeding Business Day) of receipt thereof by the Fund.

“Related Documents” means this Agreement, the Articles, the Registration Rights Agreement, and the VMTP Shares.

“Reporting Date” has the meaning set forth in Section 6.1(o).

“Reporting Failure” has the meaning set forth in Section 2.3.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.

“Series” has the meaning set forth in the Articles.

“Term Redemption Date” has the meaning set forth in the Articles.

“VMTP Shares” has the meaning set forth in the preamble to this Agreement.

“Voting Trust” has the meaning set forth in Section 2.2(b).

“Week” means a period of seven (7) consecutive calendar days.

“Wells Fargo” has the meaning set forth in the preamble to this Agreement.

“Withdrawing Rating Agency” has the meaning set forth in Section 6.16 of this Agreement.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1	Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Related Documents.

ARTICLE II

PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

2.1	Purchase and Transfer of VMTP Shares

(a) The Fund has previously issued and sold to the Closing Date Purchaser (together with its affiliate, WFC Holdings LLC), 1,800 VMTP Shares.

(b) Wells Fargo agrees that it may make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws only to (1)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts or similar vehicle in which all investors are Persons that Wells Fargo reasonably believes are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Fund and (2) unless the prior written consent of the Fund and the Majority Participants has been obtained, not Amundi US Persons if such Amundi US Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares. Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of the VMTP Shares, each transferee (including, in the case of a tender option bond trust, the depositor or trustee or other fiduciary thereunder acting on behalf of such transferee) will be required to deliver to the Fund a transferee certificate set forth as Exhibit C. The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such VMTP Shares thereafter.

2.2	Operating Expenses; Fees

(a) The Fund shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.

(b) On or before the Effective Date with respect to any issuance of VMTP Shares, the Fund shall pay the fees and expenses of the Closing Date Purchaser’s outside counsel in connection with (i) the negotiation and documentation of the transactions contemplated by this Agreement and (ii) the initial organization and set up of a voting trust to be formed with respect to the VMTP Shares (the “Voting Trust”) and any amendments or modifications required in connection with the issuance of the Additional VMTP Shares.

(c) The Fund shall pay up to $13,500 annually, beginning with the calendar year ended December 31, 2018, of the fees and expenses incurred by Wells Fargo in connection with ongoing maintenance and operation of the Voting Trust, until the earliest to occur of (1) the termination of the Voting Trust; (2) Wells Fargo’s transfer or sale of all of the VMTP Shares; (3) the Term Redemption Date; and (4) the termination of this Agreement pursuant to Section 7.6 hereof.

(d) With respect to the fees and expenses described in subsection (c) of this Section 2.2, the Fund will pay such fees and expenses within thirty (30) days of receipt of the associated invoice. For avoidance of doubt, the Fund’s responsibilities with respect to the fees and expenses described in subsections (b) (ii) and (c) are exclusive of each other.

2.3	Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure

For so long as Wells Fargo is a Holder or Designated Owner of any Outstanding VMTP Shares, if the Fund fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Fund by Wells Fargo of such failure (a “Reporting Failure”) or a Registration Rights Failure occurs, the Fund shall pay to Wells Fargo on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Rights Failure (either, a “Failure”) continues a fee calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by Wells Fargo during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs. Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.3 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment) equal to the product of (x) 5.95%, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by Wells Fargo during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.3 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by Wells Fargo during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Fund be required to calculate or pay a fee in respect of more than one Failure in any Week.

ARTICLE III

CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a) this Agreement shall have been duly executed and delivered by the parties hereto;

(b) the VMTP Shares shall have a long-term issue credit rating of AA (or its equivalent) from Fitch on the Effective Date;

(c) receipt by the Closing Date Purchaser of executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of all Related Documents, the Charter and the By-Laws, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories with respect to the Related Documents;

(d) receipt by the Closing Date Purchaser of opinions of counsel for the Fund and a negative assurance letter, substantially to the effect of Exhibit A;

(e) except as disclosed in the Offering Memorandum or in a schedule delivered to the Closing Date Purchaser prior to the Effective Date, there shall not be any action, suit, proceeding or investigation pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends on the VMTP Shares;

(f) the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.2(b) hereof shall have been paid, upon receipt of an invoice;

(g) the Closing Date Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transactions contemplated by this Agreement;

(h) there shall have been delivered to the Closing Date Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it reasonably deems relevant; and

(i) there shall have been delivered to the Closing Date Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as the Closing Date Purchaser may have reasonably requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Fund and the Closing Date Purchaser agree that consummation of the Purchase pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to the Closing Date Purchaser as of the Effective Date.

4.1	Existence

The Fund is existing and in good standing as a corporation under the laws of the State of Maryland, with full right and power to issue the VMTP Shares, and to execute, deliver and perform its obligations under this Agreement and each Related Document.

4.2	Authorization; Contravention

The execution, delivery and performance by the Fund of this Agreement and each Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund.

4.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The VMTP Shares have been duly authorized and, when issued in the Purchase as contemplated by this Agreement, will be validly issued by the Fund and are fully paid and, except as described in the Offering Memorandum, nonassessable, and are free of any pre-emptive or similar rights.

4.4	Financial Information

The financial statements of the Fund as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to Wells Fargo, fairly present in all material respects the financial condition of the Fund, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed). Since the most recent fiscal year-end of the Fund, there has been no material adverse change in the condition (financial or otherwise) or operations of the Fund, except as disclosed in the Offering Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally. Any financial, budget and other projections furnished to Wells Fargo were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Fund’s reasonable best estimate of the Fund’s future financial performance.

4.5	Litigation

Except as disclosed in the Offering Memorandum or in a schedule delivered to the Closing Date Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends on the VMTP Shares.

4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder, court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) by or against the Fund have been obtained and are in full force and effect.

4.7	Incorporation of Additional Representations and Warranties

As of the Effective Date, the Fund hereby makes to the Closing Date Purchaser the representations and warranties included in Annex A hereto which representations and warranties are hereby incorporated herein by reference.

4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Fund furnished to the Closing Date Purchaser (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects. No fact is known to the Fund that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the VMTP Shares and the Related Documents that has not been set forth in the Offering Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Closing Date Purchaser. Taken as a whole, the documents furnished and statements made by the Fund in connection with the negotiation, preparation or execution of this Agreement and the Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9	Offering Memorandum

The Offering Memorandum, true copies of which have heretofore been delivered to the Closing Date Purchaser, when considered together with this Agreement and any information made available pursuant to the Due Diligence Request or disclosed in writing to the Closing Date Purchaser prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Offering Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10	1940 Act Registration

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.11	Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Fund is in compliance with the Effective Leverage Ratio and the Asset Coverage as required by Section 2.4 of the Articles.

In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.

For purposes of calculating the Effective Leverage Ratio for purposes of the representation contained in the second preceding paragraph, any Overconcentration Amount has been subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Articles.

4.12	Investment Policies

As of the Effective Date, the Fund owns only Eligible Assets, as described in Exhibit B to this Agreement.

4.13	Credit Quality

As of the Effective Date, the Fund (1) has invested at least 40% of the Fund’s portfolio of municipal securities in Investment Grade securities that, at the time of investment, were rated within the four highest grades (Baa or BBB or better) by at least one NRSRO or, if unrated, were determined by the Investment Adviser to be of comparable credit quality; (2) has invested not more than 60% of the Fund’s portfolio of municipal securities in securities that at the time of investment were rated Below Investment Grade or were unrated but judged to be of comparable quality by the Investment Adviser, provided that the Fund has invested no more than 10% of the Fund’s Managed Assets in municipal securities that, at the time of investment, were rated below both B3 and B- or, if unrated, were determined by the Investment Adviser to be of comparable credit quality; and (3) has invested not more than 10% of the Fund’s portfolio of municipal securities in securities that were rated at the time of acquisition B or lower by Moody’s and S&P or, if unrated, were determined by the Investment Adviser to be of comparable credit quality.

4.14	Due Diligence

The Fund understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to the Fund in connection with the Purchase constitutes legal, tax or investment advice from the Closing Date Purchaser. The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Purchase.

4.15	Capital Structure

As of the Effective Date, after giving effect to the issuance of VMTP Shares pursuant to this Agreement, the Fund has a capital structure as set forth in Exhibit E hereto.

4.16	Certain Fees

The Fund acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Fund or, to the Fund’s knowledge, by the Closing Date Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE CLOSING DATE PURCHASER

The representations and warranties set out in this Article V are given hereunder by Wells Fargo to the Fund as of the Effective Date.

5.1	Existence

Wells Fargo is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and Wells Fargo has full right and power to effect the Purchase and to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party.

5.2	Authorization; Contravention

The execution, delivery and performance by the Closing Date Purchaser of this Agreement and each Related Document to which it is a party are within the Closing Date Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Closing Date Purchaser.

5.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement, constitutes a valid and binding agreement of the Closing Date Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4	Own Account

The Closing Date Purchaser (i) understands that the VMTP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and (ii) is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Wells Fargo’s right to register the VMTP Shares under the Securities Act pursuant to the Registration Rights Agreement or otherwise transfer the VMTP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5	Litigation

Except as disclosed in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Closing Date Purchaser) overtly threatened in writing against the Closing Date Purchaser in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by the Closing Date Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Purchase have been obtained and are in full force and effect.

5.7	Closing Date Purchaser Status

At the time the Closing Date Purchaser was offered the VMTP Shares, it was, and as of the Effective Date it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act.

5.8	Experience of the Closing Date Purchaser

The Closing Date Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Purchase, and has so evaluated the merits and risks of such investment. Wells Fargo is able to bear the economic risk of the Purchase and, at the present time, is able to afford a complete loss of such investment.

5.9	Access to Information

The Closing Date Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that the Closing Date Purchaser has deemed necessary in order to make an informed investment decision with respect to the Purchase and an investment in the VMTP Shares. The Closing Date Purchaser has had the opportunity to ask representatives of the Fund certain questions and request certain additional information regarding the terms and conditions of the Purchase and such investment and the finances, operations, business and prospects of the Fund and has had any and all such questions and requests answered to the Closing Date Purchaser’s satisfaction; and the Closing Date Purchaser understands the risks and other considerations relating to such investment.

5.10	Certain Transactions

Other than consummating the transactions contemplated by this Agreement, the Closing Date Purchaser has not directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with the Closing Date Purchaser executed, any other purchases of securities of the Fund which may be integrated with the transactions contemplated by this Agreement.

5.11	Due Diligence

The Closing Date Purchaser understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to the Closing Date Purchaser in connection with the Purchase constitutes legal, tax or investment advice from the Fund. The Closing Date Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Purchase.

5.12	Certain Fees

The Closing Date Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Closing Date Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

5.13	Closing Date Purchaser Ownership of VMTP Shares

The Closing Date Purchaser represents and acknowledges that it is the Designated Owner of 100% the VMTP Shares, having acquired from its affiliate, WFC Holdings LLC, all interests in the VMTP Shares that WFC Holdings LLC purchased from the Fund pursuant to the Original VMTP Purchase Agreement.

ARTICLE VI

COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the Closing Date Purchaser or its affiliates own any Outstanding VMTP Shares:

6.1	Information

Without limitation of the other provisions of this Agreement, the Fund will deliver, or direct the Redemption and Paying Agent to deliver, to Wells Fargo:

(a) as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission (the “SEC”), each annual and semi-annual report prepared with respect to the Fund, which delivery may be made by the electronic availability of any such document on the SEC’s website or another public website;

(b) notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares as promptly as practicable upon the occurrence thereof;

(c) notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Articles;

(d) notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment and copies of all actual amendments thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(e) notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f) notice of the failure to make any deposit provided for under Section 2.6(d) of the Articles in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g) notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h) notice of the distribution of net capital gains or ordinary income one (1) Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, simultaneously with the Redemption and Paying Agent providing such notice to Designated Owners or their Agent Members;

(i) notice of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any such investment adviser or sub-adviser;

(j) notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof;

(k) notice one (1) Business Day after the occurrence thereof of (i) the failure of the Fund to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Fund to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay accumulated dividends on any Preferred Shares ranking pari passu with the VMTP Shares, and any period of grace or cure with respect thereto shall have expired;

(l) notice of a material breach of any representation, warranty or covenant of the Fund contained in this Agreement, the Registration Rights Agreement or the Articles, in each case, only if any officer of the Fund has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) days after actual knowledge of any officer of the Fund or the Investment Adviser thereof;

(m) notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Fund’s business, properties or affairs or the ability of the Fund to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party as soon as reasonably practicable, but in no event later than ten (10) days after actual knowledge of any officer of the Fund or the Investment Adviser thereof;

(n) upon request of Wells Fargo, copies of any material that the Fund has delivered to each Rating Agency which is then rating VMTP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable following receipt of such request;

(o) within five (5) Business Days after the fifteenth (15th) and last days of each month (each a “Reporting Date”), a report of portfolio holdings of the Fund as of each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Fund prepared for financial reporting purposes;

(p) within five (5) Business Days after the fifteenth (15th) and last days of each month, the information set forth in Exhibit D to this Agreement and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Fund as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p); and upon the failure of the Fund to maintain Asset Coverage as provided in Section 2.4(a) of the Articles or the Effective Leverage Ratio as required by Section 2.4(c) of the Articles, notice of such failure within one (1) Business Day of the occurrence thereof; and

(q) from time to time such additional information regarding the financial position, results of operations or prospects of the Fund as Wells Fargo may reasonably request including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) days after a request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to Wells Fargo pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next Business Day.

6.2	No Amendment or Certain Other Actions Without Consent of Wells Fargo

To the extent that Wells Fargo is the Holder or Designated Owner of at least 66 2/3% of the VMTP Shares then outstanding (or holds such percentage in combination with the VMTP Shares held by its affiliates), without the prior written consent of Wells Fargo, the Fund will not agree to, consent to or permit any amendment, supplement, modification or repeal of the Articles or any provision therein, nor waive any provision thereof.

6.3	Maintenance of Existence

The Fund shall continue to maintain its existence as a corporation under the laws of the State of Maryland, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.

6.4	Tax Status of the Fund

The Fund will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Fund and are permitted to be treated as such by Section 852(b)(5)(A) of the Code.

6.5	Payment Obligations

The Fund shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Related Documents, according to the terms hereof and thereof, and shall duly perform each of its obligations under this Agreement and the Related Documents. All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund.

6.6	Compliance With Law

The Fund shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the VMTP Shares, or any of the other Related Documents.

6.7	Maintenance of Approvals: Filings, Etc.

The Fund shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

6.8	Inspection Rights

The Fund shall, at any reasonable time and from time to time, upon reasonable notice, permit Wells Fargo or any agents or representatives thereof, at the Fund’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Fund shall not be required to pay for more than one inspection per fiscal year. The Fund will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with Wells Fargo.

All information, reports and other papers, documentation and data with respect to the Fund furnished to Wells Fargo pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9	Litigation, Etc.

The Fund shall give prompt notice in writing to Wells Fargo of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Fund to perform its obligations as set forth hereunder or under any of the Related Documents.

All information, reports and other papers, documentation and data with respect to the Fund furnished to Wells Fargo pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10	1940 Act Registration

The Fund shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11	Eligible Assets

The Fund shall only make investments in the Eligible Assets as described on Exhibit B, as amended from time to time with the prior written consent of Wells Fargo, in accordance with the Fund’s investment objectives and the investment policies set forth in the Offering Memorandum, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law and, if applicable, the Related Documents.

6.12	Credit Quality

Unless the Fund receives the prior written consent of Wells Fargo (such consent to be determined in Wells Fargo’s good faith discretion), the Fund (1) will invest at least 40% of the Fund’s portfolio of municipal securities in Investment Grade securities that, at the time of investment, were rated within the four highest grades (Baa or BBB or better) by at least one NRSRO or, if unrated, were determined by the Investment Adviser to be of comparable credit quality; (2) will invest not more than 60% of the Fund’s portfolio of municipal securities in securities that at the time of investment were rated Below Investment Grade or were unrated but judged to be of comparable quality by the Investment Adviser, provided that the Fund will invest no more than 10% of the Fund’s Managed Assets in municipal securities that, at the time of investment, were rated below both B3 and B- or, if unrated, were determined by the Investment Adviser to be of comparable credit quality; and (3) will invest not more than 10% of the Fund’s portfolio of municipal securities in securities that were rated at the time of acquisition B or lower by Moody’s and S&P or, if unrated, were determined by the Investment Adviser to be of comparable credit quality.

6.13	Maintenance of Effective Leverage Ratio

For so long as the Fund fails to provide the information required under Sections 6.1(o) and 6.1(p), Wells Fargo shall calculate, for purposes of Section 2.6(b)(ii)(A)(2) of the Articles, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the market values of securities determined by the third-party pricing service which provided the market values to the Fund on the most recent date that information was properly provided by the Fund pursuant to the requirements of Section 6.1(o) and 6.1(p). The Effective Leverage Ratio as calculated by Wells Fargo in such instances shall be binding on the Fund. If required, the Fund shall restore the Effective Leverage Ratio as provided in the Articles. For purposes of calculating the Effective Leverage Ratio, any Overconcentration Amount shall be subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Articles.

In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.

6.14	Redemption and Paying Agent

The Fund shall use its commercially reasonable best efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Articles.

6.15	Cooperation in the Sale of VMTP Shares

The Fund will comply with reasonable due diligence requests from the Closing Date Purchaser in connection with any proposed sale by the Closing Date Purchaser of the VMTP Shares in a transaction exempt from registration under the Securities Act and otherwise permitted by this Agreement, provided that the Fund need not comply with any such request more than twice in any period of twelve consecutive months and any prospective purchaser of the VMTP Shares from the Closing Date Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to Wells Fargo pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.16	Rating Agencies

In the event that the VMTP Shares are rated by a single Rating Agency and such Rating Agency withdraws the credit rating (the “Withdrawing Rating Agency”) required to be maintained with respect to the VMTP Shares pursuant to Section 2.8 of the Articles due to the Withdrawing Rating Agency’s ceasing to rate tax-exempt closed-end management investment companies generally and such withdrawal is continuing:

(a)	the Fund shall use commercially reasonable efforts to secure a rating with respect to the VMTP Shares from an Other Rating Agency;

(b)	the Applicable Spread will be calculated using the Applicable Percentage corresponding to the latest Withdrawing Rating Agency’s rating with respect to the VMTP Shares; and

(c)	in the event that the Fund is unable to secure another rating on the VMTP Shares from an Other Rating Agency, the Applicable Spread will be calculated in accordance with Section 6.16(b) above.

6.17	Securities Depository

The Fund agrees to maintain settlement of the VMTP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to Wells Fargo.

6.18	Future Agreements

The Fund shall promptly, at the request of the Closing Date Purchaser, enter into an agreement, on terms mutually satisfactory to the Fund and Wells Fargo, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit Wells Fargo or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

6.19	Use of Proceeds

The Fund shall use the net proceeds from the sale of VMTP Shares to refinance and redeem up to all of the Fund’s previously issued auction preferred shares and for general business purposes, including the purchase of investment securities.

6.20	Tax Opinion in Connection with Extension of Term Redemption Date

In the event that the Term Redemption Date of the VMTP Shares is extended pursuant to Section 2.6(a)(ii) of the Articles, the Fund shall cause to be delivered to the Closing Date Purchaser, prior to the closing of such extension, an opinion of counsel for the Fund, to the effect that, for U.S. federal income tax purposes, following such extension (i) the VMTP Shares will qualify as equity in and not indebtedness of the Fund and (ii) the distributions made with respect to the VMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Fund and are permitted to be treated as such by Section 852(b)(5)(A) of the Code.

ARTICLE VII

MISCELLANEOUS

7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to Wells Fargo under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to Wells Fargo at the telephone number listed below (or such other telephone numbers as may be designated by Wells Fargo, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail. The notice address for each party is specified below:

(a)	if to the Fund:

Pioneer Municipal High Income Advantage Fund, Inc.

60 State Street

Boston, Massachusetts 02109

Attention: Terrence J. Cullen, Esq.

Telephone: (617) 742-7825

Facsimile: (617) 528-6479

Email: terrence.cullen@amundipioneer.com

(b)	if to Wells Fargo:

Wells Fargo Municipal Capital Strategies, LLC

c/o Wells Fargo Bank, National Association

30 Hudson Yards

500 West 33rd Street, 14th Floor

New York, NY 10001

Attention: Alejandro Piekarewicz

Telephone: (212)-214-5517

Facsimile: (212) 214-8971

Email: alejandro.piekarewicz@wellsfargo.com

Wire Instructions:

Bank Routing Number: 121000248

Bank Name: Wells Fargo Bank, N.A.

Account Number: 00029162812407

Attention: ATTN Tim Hyre - ARS Dividend

7.2	No Waivers

(a) The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document). The rights of the Closing Date Purchaser hereunder are separate from and in addition to any rights that any Holder or Designated Owner of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.

(b) No failure or delay by the Fund or the Closing Date Purchaser in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or the Closing Date Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Closing Date Purchaser hereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification

(a) The Fund shall upon demand either, as the Closing Date Purchaser may require, pay in the first instance or reimburse the Closing Date Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Closing Date Purchaser in connection with the enforcement of or preservation of rights under this Agreement. The Fund shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Closing Date Purchaser, unless the Closing Date Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Fund.

(b) The Fund agrees to indemnify and hold harmless the Closing Date Purchaser and each other Indemnified Person of the Closing Date Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of (A) any material misstatements or any material statements omitted to be made in the Offering Memorandum (including any documents incorporated by reference therein), except to the extent, that such untrue statements or omissions are based solely upon information regarding the Closing Date Purchaser or its Affiliates furnished in writing to the Fund by the Closing Date Purchaser expressly for use therein, or to the extent that such information relates to the Closing Date Purchaser or its Affiliates and was reviewed and expressly approved in writing by the Closing Date Purchaser expressly for use in the Offering Memorandum or (B) any claim by any third party relating to the Purchase of VMTP Shares pursuant to Section 2.1(a) hereof, or the offering or sale of the VMTP Shares by the Closing Date Purchaser (x) that the Closing Date Purchaser aided and abetted a breach of a fiduciary duty by the Fund or any director or officer of the Fund or (y) arising from any act by the Fund or any director or officer of the Fund (excluding in any such case clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party as determined by a court of competent jurisdiction).

(c) The indemnifying party also agrees that if indemnification sought by an Indemnified Person pursuant to Section 7.3(b) of this Agreement is determined to be void as against public policy in the applicable jurisdiction, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Closing Date Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Closing Date Purchaser on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Closing Date Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Closing Date Purchaser from the Fund pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Fund on the one hand, and the Closing Date Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium paid by the Fund to the Closing Date Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Closing Date Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances. No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. For avoidance of doubt, an indemnifying party shall not be responsible for making any contribution to an Indemnified Person pursuant to this Section 7.3(c) of this Agreement if an Indemnified Person is able to seek indemnification from an indemnifying party pursuant to Section 7.3(b) of this Agreement.

(d) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify). The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other party (the consent of the other party shall not be required to the extent that the first party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom. The Fund further agrees that none of the Closing Date Purchaser, nor any of the Closing Date Purchaser’s affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Closing Date Purchaser or any of the Closing Date Purchaser’s affiliates shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the gross negligence or willful misconduct of the Closing Date Purchaser or its affiliates. No party shall be responsible or liable to the other party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e) Nothing in this Section 7.3 is intended to limit either party’s obligations contained in other parts of this Agreement or the VMTP Shares.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and Wells Fargo; provided, that the Fund shall not make or agree to any amendment or waiver that affects any preference, right or power of the VMTP Shares or the Holders or Designated Owners thereof except as permitted under the Charter or the Articles.

7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Fund nor the Closing Date Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Fund the transferee certificate attached as Exhibit C shall, prior to registration of any VMTP Shares under the Securities Act, have the rights set forth in Section 7.15 and shall, so long as such transferee has provided a means for the Fund to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o) and 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate. Any assignment without such prior written consent shall be void.

7.6	Term of this Agreement

This Agreement shall terminate on the earlier of (x) the registration of any Outstanding VMTP Shares under the Securities Act, (y) the redemption, repurchase or exchange of all Outstanding VMTP Shares by the Fund and payment in full of all amounts then due and owing to the Closing Date Purchaser hereunder and in respect of the VMTP Shares pursuant to the terms of the Articles; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, the second sentence of Section 7.12, and Section 7.13 (for a period of two (2) years after the termination of this Agreement) shall remain in full force and effect.

7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8	Waiver of Jury Trial

THE FUND AND THE CLOSING DATE PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

7.9	Counterparts and Electronic Signatures

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party. Moreover, the parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Agreement using electronic signature technology, by clicking “SIGN”, such party is signing this Agreement electronically; and (ii) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11	Entire Agreement

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12	Relationship to the Articles

The Fund and the Closing Date Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Articles. As between the Fund and the Closing Date Purchaser, the Fund and the Closing Date Purchaser agree that Section 2.11(d) of the Articles shall have no effect for so long as none of the VMTP Shares have been registered under the Securities Act.

7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Fund (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Designated Owners or potential Holders or Designated Owners, in each case in their capacity as such, in the offering documents of the Fund, in notices to Holders or Designated Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Closing Date Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the SEC; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) subject to an agreement containing provisions substantially similar to those of this Section 7.13, (x) by a prospective purchaser of the VMTP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Fund is an express third party beneficiary thereof, and (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions.

7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.

7.15	Consent Rights of the Majority Participants to Certain Actions

For so long as none of the VMTP Shares have been registered under the Securities Act, without the affirmative vote or consent of the Majority Participants, neither the Fund nor the Board of Directors will take or authorize the taking of any of the actions set forth under clauses (a) through (e) of this Section 7.15:

(a) The termination by the Fund of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the VMTP Shares.

(b) The Fund issuing or suffering to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than (i) the VMTP Shares issued and sold pursuant to this Agreement; (ii) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Fund, which borrowings are repaid within sixty (60) days of the incurrence thereof; (iv) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the exchange, retirement, redemption or repurchase of the VMTP Shares and costs incurred in connection therewith; and (v) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Fund it shall not require the approval of the Majority Participants if the Fund exchanges, redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof.

(c) The Fund (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Charter or the Articles, except as permitted by the Charter or (ii) except for any lien for the benefit of the Custodian of the Fund on the assets of the Fund held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Fund (including under any tender option bond trust or similar vehicle of which the residual floating rate trust certificates will be owned by the Fund) unless the aggregate securities pledged pursuant to all such pledges or security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Fund and the Fund cures such violation within five Business Days of receiving notice of the existence thereof.

(d) Approval of any amendment, alteration or repeal of any provision of the Charter or the Articles, whether by merger, consolidation, reorganization or otherwise, that would affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Shares.

(e) Approval of any action to be taken pursuant to Sections 2.6(g) and 2.16 of the Articles (other than the issuance of additional series of Variable Rate MuniFund Term Preferred Shares or other Preferred Shares, the proceeds of which will be used for the exchange, retirement, redemption or repurchase of the VMTP Shares and costs incurred in connection therewith).

(f) In addition, the designation by the Fund of a replacement (the “Replacement”) to the Benchmark from One-Month LIBOR in the Articles, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election (each as defined in the Articles), as applicable, shall be governed by the terms and conditions as set forth in Section 2.20 of the Articles, unless the Fund and the Majority Beneficial Owners agree in writing to implementation of the Replacement pursuant to other provisions of the Articles.

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IN WITNESS WHEREOF, the parties hereto have caused this AMENDED AND RESTATED VMTP PURCHASE AGREEMENT to be duly executed by their respective authorized officers as of the day and year first above written.

PIONEER MUNICIPAL HIGH INCOME ADVANTAGE FUND, INC.

By:	/s/ Mark E. Bradley
Name: Mark E. Bradley
Title: Treasurer

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Alejandro Piekarewicz
Name: Alejandro Piekarewicz
Title: Vice President

[Signature Page to VMTP Purchase Agreement]

SCHEDULE 1

Description of Shares:	1,800 Pioneer Municipal High Income Advantage Trust Variable Rate MuniFund Term Preferred Shares, Series 2021, with a Liquidation Preference of $100,000 per share, of which 1,600 were issued on February 16, 2018 on exchange for $160,000,000 in immediately available funds and 200 were issued on February 16, 2021 on exchange for $20,000,000 in immediately available funds.

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EXHIBIT A

FORMS OF OPINIONS AND LETTERS OF COUNSEL FOR THE FUND

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EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[ON FILE]

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EXHIBIT A-2

FORM OF TAX OPINION

[ON FILE]

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EXHIBIT A-3

FORM OF NEGATIVE ASSURANCE LETTER

[ON FILE]

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EXHIBIT B

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1. All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

A. Debt obligations

        i. “Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986, as amended, issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

        ii. Debt obligations of the United States.

        iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

        iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

        v. Debt obligations of the Federal Home Loan Banks.

        vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

        vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

        viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

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        ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(aa) “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(bb) “investment grade” if:

•

the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

        x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

        xi. The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B. Derivatives

        i. Interest rate derivatives;

        ii. Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii. Credit default swaps.

C. Other Assets

        i. Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

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        ii. Cash.

        iii. Repurchase agreements on assets described in A above.

        iv. Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such issuer, provided that the Fund may invest no more than 0.5% of its total assets in such securities.

D. Other assets, upon written agreement of all Holders of the VMTP Shares (“Holders”) that such assets are eligible for purchase by the Holders.

2. The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit B to the Agreement.

3. The Fund will, upon request, provide the Holder(s) and their internal and external auditors and inspectors as the Holder(s) may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit B to the Agreement, but only for the purposes of internal and external audit.

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EXHIBIT C

TRANSFEREE CERTIFICATE

Pioneer Municipal High Income Advantage Fund, Inc.

60 State Street

Boston, Massachusetts, 02109

Attention: Terrence J. Cullen, Esq.

Ladies and Gentlemen:

Reference is hereby made to the Second Amended and Restated VMTP Purchase Agreement (the “Purchase Agreement”), dated as of April 21, 2021, between Pioneer Municipal High Income Advantage Fund, Inc. (formerly, Pioneer Municipal High Income Advantage Trust), a closed-end fund organized as a Maryland corporation (the “Fund”) and Wells Fargo Municipal Capital Strategies, LLC, a wholly-owned subsidiary of Wells Fargo Bank, National Association, organized and existing under the laws of the United States of America, including its successors by merger or operation (“Wells Fargo”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by Wells Fargo (the “Transferor”) of _____________ VMTP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:

1. The Transferee certifies to one of the following (check a box):

☐ is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank (or affiliates of banks), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

☐ it is a tender option bond trust or similar vehicle in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies; or

☐ is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2. The Transferee certifies that it (check a box):

☐ is not an Amundi US Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or

☐ has received the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares.

☐ neither of the above.

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3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

5. The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to (A)(i) Persons such Transferee reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts or similar vehicle in which it reasonably believes all investors are Persons such Transferee reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares has been obtained, is not an Amundi US Person, if such Amundi US Person would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

6. The Transferee acknowledges that the VMTP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the VMTP Shares (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

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THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO (l)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST OR SIMILAR VEHICLE IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES, OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER OF THE SECURITY AND HOLDERS OF MORE THAN 50% OF THE OUTSTANDING VMTP SHARES IS OBTAINED, NOT AN AMUNDI US PERSON (AS DEFINED IN THE SECOND AMENDED AND RESTATED VMTP PURCHASE AGREEMENT, DATED APRIL 21, 2021 BETWEEN THE ISSUER OF THE SECURITY AND WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC), IF SUCH AMUNDI US PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.

7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment. The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8. Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Fund which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

9. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.

10. The Transferee acknowledges that it has received a copy of the Registration Rights Agreement and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares.

11. The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

12. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares. The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund. The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

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13. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes. The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.

14. This Transferee’s Certificate shall be governed by and construed in accordance with the laws of the State of New York.

15. The Transferee agrees to provide, together with this completed and signed Transferee’s Certificate, a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable.

[Signature Page Follows.]

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The undersigned has provided a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:	Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of Transferred Shares:

Transferee’s taxpayer identification number:

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EXHIBIT D

INFORMATION TO BE PROVIDED BY THE FUND

Reporting as of:

TOB Floaters: $

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[●]	[●]	[●]	[●]	[●]	[●]	[●]

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EXHIBIT E

CAPITALIZATION

The following table sets forth the Preferred Shares Capitalization of the Fund as of April 21, 2021 after giving effect to the transactions contemplated by this Agreement.

Preferred Shares	Number of Shares Authorized	Number of Shares Outstanding	Amount Outstanding
Series 2021 VMTP Shares, $100,000 stated value per share, at liquidation value	1,800	1,800	$180,000,000

ANNEX A

ADDITIONAL REPRESENTATIONS AND WARRANTIES

(Given only as of the Effective Time of this Agreement)

1.	The Series 2021 VMTP Shares conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

2.

As of the Date of Original Issue, the Series 2021 VMTP Shares satisfied the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Series 2021 VMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

3.	The Fund has reasonable belief that any transfers of the Series 2021 VMTP Shares will be limited to persons who are QIBs.

4.

Neither the Fund, nor any person acting on its behalf, has, directly or indirectly, made offers or sales of any security (as defined in the Securities Act), or solicited offers to buy any security, nor will it, directly or indirectly, make offers or sales of any security or solicit offers to buy any security under circumstances that would require the registration of the Series 2021 VMTP Shares under the Securities Act.

5.	The Fund has ensured or will ensure that any Bloomberg screen containing information about the Series 2021 VMTP Shares includes the following (or similar) language:

•	the “Note Box” on the bottom of the “Security Display” page describing the Series 2021 VMTP Shares will state: “Iss’d Under 144A.”

•	the “Security Display” page will have flashing a red indicator “See Other Available Information.”

•

the indicator will link to the “Additional Security Information” page, which will state that the securities “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are qualified institutional buyers (as defined in Rule 144A under the Securities Act).”

6.	The Fund has instructed or will instruct The Depository Trust Company (“DTC”) to take these or similar steps with respect to the Series 2021 VMTP Shares:

•	the DTC 20-character security descriptor and 48-character additional descriptor will indicate that sales are limited to QIBs.

7.	The Fund has confirmed that CUSIP has established a “fixed field” attached to the CUSIP number for the Series 2021 VMTP Shares containing the “144A” indicator.

8.

The Fund’s authorized equity capitalization is as set forth, or incorporated by reference, in the Offering Memorandum; the equity capital of the Fund conforms in all material respects to the description thereof contained, or incorporated by reference, in the Offering Memorandum; all outstanding Common Shares and Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable; and, except as set forth in the Offering Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Fund are outstanding.

9.

The statements in the Offering Memorandum under the headings “Description of VMTP Shares,” “Plan of Offering,” “Certain Provisions in the Charter and By-Laws” and “Tax Matters” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

10.

Each of the filings with the SEC that it is required to make under the 1940 Act and the rules and regulations thereunder (the “1940 Act Rules and Regulations”) (each such filing, a “1940 Act Document”) complies in all material respects with the requirements of the 1940 Act and the 1940 Act Rules and Regulations, and each 1940 Act Document did not at the time of filing with the SEC include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

11.

No consent, approval, authorization, filing with or order of any court or governmental agency or body is required by the Fund in connection with the transactions contemplated in this Agreement, the Redemption and Paying Agent Agreement, the Articles and the Offering Agreement (collectively, the “Fund Agreements”), except such as have been made or obtained under the Securities Act, the 1940 Act, the rules and regulations of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange.

12.

None of the execution, delivery or performance of any of the Fund Agreements, nor the consummation of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof, conflict with, result in a breach or violation of, or require or result in imposition of any material lien, charge or encumbrance upon any property or assets of the Fund pursuant to, (i) the Charter or the Articles, or (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Fund is a party or by which it is bound or to which its property is subject, or materially violates or will materially violate any material statute, law, rule, regulation, judgment, order or decree applicable to the Fund of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Fund or any of its properties.

13.	No holders of the Series 2021 VMTP Shares have rights to the registration of such VMTP Shares.

14.

The Fund is not in violation or default of any provision of its Charter or the Articles, or in material violation of (i) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (ii) any material statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Fund or any of its properties.

15.

Since the date as of which information is given in the Offering Memorandum, except as otherwise stated therein, (i) no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Fund that would materially and adversely affect its ability to perform its obligations under this Agreement and the other Related Documents to which it is a party or by which it is bound and (ii) there have been no transactions entered into by the Fund which are material to the Fund other than those in the ordinary course of its business or as described or contemplated in the Offering Memorandum (and any amendment or supplement thereto).

16.

Ernst & Young LLP, independent registered public accounting firm, has been engaged to conduct the audit of the Fund’s financial statements for the fiscal years ended 2018 to 2020 and previously audited the Fund’s financial statements for the fiscal year ended 2013. For the fiscal years ended 2014 through 2017, the Fund’s financial statements were audited by Deloitte & Touche LLP, the Fund’s previous independent registered public accounting firm. Ernst & Young LLP and Deloitte & Touche LLP have delivered their respective reports with respect to the audited financial statements included or incorporated by reference in the Offering Memorandum.

17.

The Fund’s directors and officers errors and omissions insurance policy and its fidelity bond required by Rule 17g-1 of the 1940 Act Rules and Regulations are in full force and effect; the Fund is in compliance with the terms of such policy and fidelity bond in all material respects; and there are no claims by the Fund under any such policy or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; the Fund has not been refused any insurance coverage sought or applied for; and the Fund has no reason to believe that it will not be able to renew its existing insurance coverage and fidelity bond as and when such coverage and fidelity bond expires or to obtain similar coverage and fidelity bond from similar insurers as maybe necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business, properties, net assets or results of operations of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Offering Memorandum (exclusive of any supplement thereto).

18.

The Fund possesses all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Fund has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, permit or authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Offering Memorandum.

19.

The Fund maintains and will maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and with the investment objectives, policies and restrictions of the Fund and the applicable requirements of the 1940 Act, the 1940 Act Rules and Regulations and the Code; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States, to calculate net asset value, to maintain accountability for assets and to maintain material compliance with the books and records requirements under the 1940 Act and the 1940 Act Rules and Regulations; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Fund employs “internal controls over financial reporting” (as such term is defined in Rule 30a-3 under the 1940 Act) and such internal controls over financial reporting are effective as required the 1940 Act and the 1940 Act Rules and Regulations. The Fund is not aware of any material weakness in its internal controls over financial reporting.

20.

The Fund maintains “disclosure controls and procedures” (as such term is defined in Rule 30a-3 under the 1940 Act); such disclosure controls and procedures are effective as required under the 1940 Act and the 1940 Act Rules and Regulations.

21.

The Fund has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in a violation of federal securities laws or in stabilization or manipulation of the price of any security of the Fund to facilitate the resale of the Series 2021 VMTP Shares, and the Fund is not aware of any such action taken or to be taken by any affiliates of the Fund.

22.

Each of the Custodian Agreement between the Fund and Brown Brothers Harriman & Co. dated as of July 1, 2001, as amended, the Management Agreement between the Fund and the Investment Adviser dated as of July 3, 2017, as amended (the “Management Agreement”), the Redemption and Paying Agent Agreement between the Fund and The Bank of New York Mellon dated as of February 16, 2018 (as amended or modified from time to time) and the Fund Agreements complies in all material respects with all applicable provisions of the 1940 Act, the 1940 Act Rules and Regulations, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules and regulations thereunder (the “Advisers Act Rules and Regulations”) and the Fund’s directors and the Fund’s shareholders have approved the Management Agreement and Sub-Advisory Agreement in accordance with Sections 15 (a) and (c), respectively, of the 1940 Act.

23.	Except as set forth or incorporated by reference in the Offering Memorandum, no director of the Fund is an “interested person” (as defined in the 1940 Act) of the Fund.

24.

The conduct by the Fund of its business (as set forth or incorporated by reference in the Offering Memorandum) does not require it to be the owner, possessor or licensee of any patents, patent licenses, trademarks, service marks or trade names which it does not own, possess or license.

25.

The Fund has filed all foreign, federal, state and local tax returns required to be filed or has properly requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth or incorporated by reference in or contemplated in the Offering Memorandum) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth or incorporated by reference in or contemplated in the Offering Memorandum; and the Fund has been and is currently in compliance with the requirements of Subchapter M of the Code to qualify as a regulated investment company under the Code.

26.

There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement.

27.

There is and has been no failure on the part of the Fund and any of the Fund’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

28.

The Fund has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Fund, including policies and procedures that provide oversight of compliance by each investment adviser and transfer agent of the Fund.

29.

The Offering of the Series 2021 VMTP Shares in the manner contemplated by the Offering Memorandum has been conducted in a manner by the Fund and its agents so as not to violate any applicable federal securities laws, including the 1940 Act and the 1940 Act Rules and Regulations, the Advisers Act and the Advisers Act Rules and Regulations, or any applicable state laws.